EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           October 1, 2003
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Contact: Vicki Tagliafico
         (503) 240-5226

              OREGON STEEL MILLS ACQUIRES STRUCTURAL TUBE FACILITY


Portland, Oregon, October 1, 2003/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announces that it has leased (with an option to buy) the equipment of the former LTV Structural Tube Facility located in the Rivergate Industrial Park in Portland, Oregon. The lease expires in March of 2017 and the Company has the option to purchase the assets at the end of ten years.

The equipment acquired consists of a slitting line, a structural tubing mill, a proprietary in-line coating system and a manufacturing/warehousing structure. The facility, known as Columbia Structural Tubing (CST), is located one mile from the Company's Portland, Oregon Steel Mill.

CST's mill will produce rectangular hollow steel sections (HSS) in sizes ranging from 2 1/2 inches to 10 inches. These products have a wide variety of uses, including construction applications as well structural support, safety and ornamental tubing for buildings, bridges, and highways and an extensive range of applications in industrial, transport and agricultural equipment.

The slitting line is among the largest in the western United States and is capable of slitting steel up to .625 inches thick and 110 inches in width.

CST has an in-line painting process, which will produce mechanically cleaned, degreased and pre-primed coated tubing. With its primered capabilities, CST will provide a broad range of structural tubing to a regional market, including British Columbia, the Pacific Northwest, Montana, Northern California, Idaho and Utah.

Jim Declusin, President and CEO of Oregon Steel Mills, stated, "The acquisition of these assets provides additional downstream opportunities for our coil product and will provide our Northwest customers the ability to have locally produced quality tubing. We believe our ability to provide slit coils, as well as HSS products, at a regional level is a significant benefit to our customers. CST expands the number of locally produced steel products we are able to offer in the western region."

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CST expects to hire approximately 30 employees to start up operations and could employ up to 50 employees depending upon production levels. Kris Lukas has been appointed to the position of Plant Manager and Jeffrey Wilen to Sales Manager.

Prior to its closure in early 2003, the HSS facility produced and shipped up to 7,000 tons per month with an annual capacity of up to 150,000 tons. The rated capacity of the slitter is 300,000 tons per year.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.


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